Exhibit 10.32

EXECUTION COPY

SUPPLEMENTAL RELEASE

This Supplemental Release (the “Agreement”) is entered into by and between Philip B. Keenan (“Employee”) and Polycom, Inc. (“Company”) (jointly referred to as the “Parties”):

1. Transition Agreement. The Company and Employee agree that the terms of this Agreement supersede and replace the Transition Agreement entered into between the Company and Employee as of August 9, 2007, in its entirety.

2. Termination Date. The Company and Employee agree that Employee will terminate employment on January 9, 2008 (the “Termination Date”).

3. Consideration. As consideration for this Agreement and the non-compete and non-solicit provisions in this Agreement, the Company hereby agrees to pay Employee the following amounts:

(a) Initial Payment. The Company agrees to pay Employee a lump sum amount of Eighty-Six Thousand Nine Hundred and Seventy-Five Dollars ($86,975), less applicable withholdings, and less amounts already earned by Employee as salary from January 1, 2008, through the Termination Date (the “Initial Supplemental Payment”). The Initial Supplemental Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(b) Severance. The Company agrees to pay Employee a lump sum amount of Six Hundred Sixty-Eight Thousand Three Hundred and Twenty-Seven Dollars ($668,327), less applicable withholdings (the “Severance Payment”). The Severance Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(c) COBRA. The Company agrees to reimburse Employee a lump sum amount equal to the COBRA premiums covering the period beginning February 1, 2008 and continuing through the end of September 30, 2008, provided Employee elects to continue health insurance under COBRA (the “COBRA Payment”). The COBRA Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(d) Quarterly Bonus. The Company agrees to pay Employee a lump sum amount equal to 50% of the estimated annualized quarterly incentive payment (1/8th of the total annual incentive payment) in the amount of Twenty-Six Thousand and Ninety-Two Dollars and Fifty Cents ($26,092.50) (the “Quarterly Bonus Payment”) under the provisions and performance goals as pursuant to the then-applicable Bonus Plan. The Quarterly Bonus Payment will be made to Employee on or before the tenth (10th) business day following the Effective Date of this Agreement.

(e) 2007 Annual Bonus. The Company agrees to pay Employee a lump sum amount equal to the applicable remaining portion of the annual bonus payment pursuant to the then-applicable Bonus Plan, in the amount actually earned thereunder pursuant to the terms and conditions thereof, less applicable withholdings (the “Annual Bonus Payment”). The Annual Bonus Payment will be made to Employee in February of 2008, pursuant to the payment schedule of the then-applicable Bonus Plan to other participants therein, but in no event will payment be made after March 10, 2008.

(f) Company Devices. After the Effective Date, the Company shall allow Employee to keep his Company-issued mobile phone, PDA and laptop computer (jointly the “Company Devices”). The Company will issue an Internal Revenue Service Form 1099 to Employee for the purpose of reporting the fair market value of the Company Devices.

(g) Paid Time Off. The Company will pay Employee any outstanding paid time off as of January 9th 2008 on or before the tenth (10th) business day following the Effective Date of this Agreement.

4. Sole Right to Severance Benefits. The Parties understand and acknowledge that this Agreement is intended to represent Employee’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Employee is entitled to receive severance payments or benefits under any other Company program, severance payments and benefits due Employee under this Agreement will be so reduced so there will be no duplication of severance or benefits.

5. Confidential Information. Employee shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement (the Proprietary Information Agreement), and maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Agreement.

6. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, paid time off housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions and any and all other benefits and compensation due to Employee.

7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of Company stock, including, but not limited tot any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction, Including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act the Family and Medical Leave Act; the Fair Credit Reporting Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorney fees and costs.

The Company agrees to and does hereby generally release and forever discharge Employee from any known claims that the Company may possess against Employee arising from any omissions, acts or facts, and the Company agrees not to sue concerning any known claim, duty, obligation or cause of action relating to any matters of any kind that have occurred up to and including the Effective Date of this Agreement. The Company also agrees to generally release and forever discharge Employee from any unknown claims that the Company may possess against Employee arising from any omissions, acts or facts, but only for such unknown claims that Employee would be entitled to indemnification under the Indemnification Agreement This release does not extend to any obligations incurred under this Agreement.

The Company and Employee agree that the releases set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. The releases do not extend to any obligations incurred under this Agreement.

8. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement will not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Chief Financial Officer at Polycom by close of business on the seventh day from the date that Employee signs this Agreement.

9. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, or any similar provision of Georgia law, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT TUE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees expressly to waive any rights be may have thereunder, as well as under any other statute or common law principles of similar effect.

10. Mutual Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company, or tortuous interference with the contracts and relationships of the Company. During the period of their employment with the Company, the Company’s current officers and directors agree to refrain from any defamation, libel or slander of Employee, and any tortuous interference with the contracts, relationships and prospective economic advantage of Employee.

11. Non-Compete and Non-Solicitation.

(a) Employee acknowledges that during the course of the Employee’s involvement with the Company, Employee has received and been privy to Company confidential information and trade secrets and will continue to receive Company confidential information and trade secrets during the course of Employee’s employment with the Company, and that Company has a legitimate interest in ensuring that such confidential information and trade secrets remain confidential and are not disclosed to third parties. Thus, to avoid the actual or threatened misappropriation of such trade secrets and confidential information, Employee agrees that the receipt of the Severance Payment pursuant to Section 3(b) will be subject to Employee agreeing that beginning on the Effective Date and ending on March 31, 2009 (the “Non-Competition Period”), Employee shall not directly or indirectly, without the prior written consent of Company: (i) engage in a similar capacity, anywhere in the Restricted Territory (as defined below), whether as an employee, agent, consultant, advisor, independent contractor, or otherwise, that directly or indirectly engages or participates in a Competing Business Purpose (as defined below); or (ii) interfere with the business of Company or approach, contact or solicit Company’s customers in connection with a Competing Business Purpose. “Competing Business Purpose” means any business relating to Polycom’s core video business areas, i.e., two way or multi way group video communications, including but not limited to videoconferencing, telepresence, immersive room conferencing, executive systems, custom video classroom and medical systems, including any business conducted by Tandberg, Aethra, Lifesize, Teleris, Codian, Radvision and the core video business conducted by the Cisco video division and the Sony video division. Competing Business Purpose shall also include without limitation (i) the ownership, design, development engineering or licensing of any intellectual property relating to the foregoing, or (ii) the design, development or marketing of any product or Service or engineering or manufacturing of any product, in each case relating to the foregoing. “Restricted Territory” means worldwide.

(b) Beginning on the Effective Date and ending on March 31, 2009 (the “No Hire Period”), Employee shall comply with the no hire and non-solicitation provisions found in Employee’s Proprietary Information Agreement, which is incorporated herein by reference.

(c) The covenants contained in this Section 11(a) and 11(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this Section 11(a) and Section 11(b) hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of this Section 11 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) Employee acknowledges that (i) Employee is familiar with the foregoing covenants not to compete and not to hire; (ii) the covenants set forth in Section 11(a) and Section 11(b) represent only a limited restraint and allows Employee to pursue Employee’s livelihood and occupation without unreasonable or unfair restrictions; and (iii) Employee is an officer and/or key member of the management of the Company. Employee represents that Employee is fully aware of Employee’s obligations hereunder, and acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry, (B) Employee has unique access to, and, as applicable, will continue to have access to, the trade secrets and know-how of the

Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, (C) in the event Employee’s employment with the Company ended, Employee would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (D) this Agreement provides no more protection than is necessary to protect the Company’s interests in its goodwill, trade secrets and confidential information.

(e) Employee acknowledges that Employee is subject to Company’s confidential information and trade secret protection policies provided to him in the Company’s Employee Handbook, Code of Business Ethics and Conduct and all other Company policies, electronic or otherwise, and agrees to comply with such policies.

(f) Employee agrees that during the Non-Competition Period, prior to becoming an employee or partner of or consultant to any Person, Employee will (i) provide written notice of such employment partnership or consultancy to the Company and (ii) provide such Person with an executed copy of this Agreement.

Employee agrees that each of the Non-Competition Period and the No-Hire Period shall be tolled during any period of violation of the covenants contained in Section 11(a) or Section 11(b).

12. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees.

13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party.

14. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

15. Entire Agreement. This Agreement, the Proprietary Information Agreement and the Indemnification Agreement represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.

16. Governing Law. This Agreement shall be governed by the laws of the State of Georgia, without regard for choice of law provisions.

17. Effective Date. This Agreement is effective after it has been signed by both parties and after seven (7) days have passed following the date Employee signed the Agreement (the “Effective Date”).

18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that (a) They have read this Agreement (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) They understand the terms and consequences of this Agreement and of the releases it contains; and (d) They are fully aware of the legal and binding effect of this Agreement.

In addition, the Company represents and warrants that the undersigned is duly authorized to enter into this Release on behalf of the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement en the dates set forth below.

Dated:	January 9, 2008	By:	/s/ Sayed M. Darwish
Sayed M. Darwish
SVP and General Counsel
Polycom, Inc.

Dated:	9th January 2008	By:	/s/ P.B. Keenan
Philip B. Keenan, an individual